Exhibit 99
Stem Announces Third Quarter 2022 Results
Record quarterly revenue of $100 million, above high end of guidance
Reaffirm FY 2022 financial and operating guidance
Athena® ranked #1 for innovation in optimization and trading platforms by Frost & Sullivan

Third Quarter 2022 Financial and Operating Highlights
Financial Highlights
•Record Revenue of $100 million, up from $40 million (+150%) in Q3 2021 and sequentially up 49% from Q2 of $67 million
•GAAP Gross Margin of 9%, up from 8% in Q3 2021
•Non-GAAP Gross Margin of 13%, in-line with 13% in Q3 2021
•Net Loss of $34 million versus Net Income of $116 million in Q3 2021
•Adjusted EBITDA of $(13) million versus $(7) million in Q3 2021
•Ended Q3 2022 with $294 million in cash, cash equivalents, and short-term investments

Operating Highlights
•12-month Pipeline of $7.2 billion at end of Q3 2022, up from $5.6 billion (+29%) at end of Q2 2022
•Bookings of $223 million, up from $104 million (+115%) in Q3 2021
•Record contracted backlog of $817 million at end of Q3 2022, up from $312 million (+162%) at end of Q3 2021
•Record contracted storage assets under management (AUM) of 2.4 gigawatt hours (GWh) at end of Q3 2022, up from 2.1 GWh (+14%) at end of Q2 2022
•Solar monitoring AUM of 25 gigawatts (GW), down 7 GW sequentially primarily due to a one-time reduction of unprofitable platforms and customers
•Contracted Annual Recurring Revenue (CARR) of $61 million, up from $58 million (+5%) at end of Q2 2022

SAN FRANCISCO – November 3, 2022 – Stem, Inc. (“Stem” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy solutions and services, announced today its financial results for the three months ended September 30, 2022. Reported results in this press release reflect AlsoEnergy’s operations from February 1, 2022 through September 30, 2022.
John Carrington, Chief Executive Officer of Stem, commented, “We continued to execute well in the third quarter, with record performance across multiple metrics, including revenue, storage AUM, pipeline, and contracted backlog. Revenue was above the top end of our guidance range for the third straight quarter, and margins were in-line with our expectations.

Our contracted backlog more than doubled as compared to the same quarter last year, driven by $223 million in bookings, which also more than doubled versus the third quarter of 2021. CARR grew 5% sequentially, to $61 million, reflecting our focus on growing our long-term, high-margin software, and services revenue. We are proud that Stem has been ranked #1 for innovation by Frost & Sullivan in its Optimization and Trading report, another independent testimony to our technology leadership.

We applaud the passage of the Inflation Reduction Act of 2022 in August. We expect that the climate provisions in the Act will drive continued investment in America’s aging power grid, support further customer adoption of renewable energy, create additional clean energy jobs, and improve energy security by incentivizing the ongoing development of our domestic supply chain. We have started to see an increase in demand from our customers following the passage of the Act, as evidenced by the 29% sequential increase in our 12-month pipeline. In particular, many of our Behind-the-Meter (BTM) customers are increasing their investments in renewables as a result of the Act.

We are reaffirming our full-year 2022 guidance across all of our key metrics, and raising the bottom end of our guidance for bookings. We currently expect our Non-GAAP Gross Margin to trend towards the lower end of our guidance range due to continued supply chain constraints, primarily impacting AlsoEnergy due to delays in solar equipment deliveries. However, we continue to actively manage costs, and therefore expect adjusted EBITDA to trend towards the midpoint of our guidance. As previously discussed, we are actively driving towards achieving positive adjusted EBITDA, which we expect to occur in the second half of 2023, and increasing our profitability in the years to come.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in millions)		(in millions)
Key Financial Results
Revenue	$99.5	$39.8	$207.5	$74.6
GAAP Gross Margin	$9.1	$3.1	$20.5	$2.9
GAAP Gross Margin (%)	9%	8%	10%	4%
Non-GAAP Gross Margin*	$12.4	$5.2	$30.3	$8.7
Non-GAAP Gross Margin (%)*	13%	13%	15%	12%
Net income (loss) attributable to Stem	$(34.3)	$115.6	$(88.8)	$(67.2)
Adjusted EBITDA*	$(12.5)	$(6.5)	$(36.4)	$(18.0)

Key Operating Metrics
12-Month Pipeline (in billions)**	$7.2	$2.4	$7.2	$2.4
Bookings	$222.9	$103.7	$599.4	$148.8
Contracted Backlog**	$817.2	$312.0	$817.2	$312.0
Contracted Storage AUM (in GWh)**	2.4	1.4	2.4	1.4
Solar Monitoring AUM (in GW)**	25.0	**	25.0	**
CARR**	$61.4	**	61.4	**
*Non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
Third Quarter 2022 Financial and Operating Results
Financial Results
Third quarter 2022 revenue increased 150% to $100 million, versus $40 million in the third quarter of 2021. Higher hardware revenue from Front-of-the-Meter (FTM) and BTM partnership agreements drove a majority of the year-over-year increase, in addition to $17 million of revenue contribution from AlsoEnergy.
Third quarter 2022 GAAP Gross Margin was $9 million, or 9%, versus $3 million, or 8%, in the third quarter of 2021. The year-over-year increase in GAAP Gross Margin resulted primarily from higher hardware sales and additional higher-margin software and services revenues, including from AlsoEnergy.
Third quarter 2022 Non-GAAP Gross Margin was $12 million, or 13%, versus $5 million, or 13%, in the third quarter of 2021. The year-over-year increase in Non-GAAP Gross Profit resulted from higher volumes. In percentage terms, Non-GAAP Gross Margin was flat, with additional software and services, inclusive of AlsoEnergy, offset by lower margins associated with the sale of FTM hardware.
Third quarter 2022 Net Loss attributable to Stem was $34 million versus third quarter 2021 Net Income of $116 million. The year-over-year decrease was primarily driven by non-cash revaluation of warrants tied to changes in the value of the underlying common stock reported in the third quarter of 2021. In June and September 2021, Stem redeemed all outstanding private and public warrants, respectively, which generally has resulted in a more streamlined capital structure and less quarter-to-quarter variability in the Company’s Net Income (Loss).

Third quarter 2022 Adjusted EBITDA was $(13) million compared to $(7) million in the third quarter of 2021. Lower Adjusted EBITDA was primarily driven by higher operating expenses resulting from increased personnel costs and continued investment in our growth initiatives.

The Company ended the third quarter of 2022 with $294 million in cash, cash equivalents, and short-term investments, consisting of $100 million in cash and cash equivalents and $194 million in short-term investments, as compared to $335 million in cash, cash equivalents, and short-term investments at the end of the second quarter 2022. The primary uses of cash relate to purchases of hardware for customer projects that are expected to convert to revenue in coming quarters.

Operating Results

The Company’s 12-month Pipeline was $7.2 billion at the end of the third quarter of 2022, compared to $5.6 billion at the end of the second quarter of 2022, representing 29% sequential growth. The increase in the 12-month pipeline was driven by increased FTM and BTM project opportunities, including significant expansions into new markets and continued growth in Stem’s partner channels.

Contracted Backlog was $817 million at the end of the third quarter of 2022, compared to $727 million as of the end of the second quarter of 2022, representing a 12% sequential increase. The increase in Contracted Backlog in the third quarter of 2022 resulted from quarterly bookings of $223 million, partially offset by revenue recognition, contract cancellations, and amendments. Bookings of $223 million in the third quarter of 2022 increased by 115% year-over-year versus $104 million in third quarter 2021.

Third quarter 2022 contracted storage AUM increased 71% year-over-year and 14% sequentially to 2.4 GWh, driven by new contracts.

Third quarter 2022 solar monitoring AUM was 25 GW, down 7 GW sequentially. This decline was the result of actions commencing in the third quarter, as AlsoEnergy began to migrate or terminate a legacy-acquired software application, primarily used in Europe, that was unprofitable. These terminations are not expected to have a material impact on our recurring revenue, will have limited impact on our storage retrofit opportunity, and are expected to be accretive to our Non-GAAP Gross Margin in coming quarters.

Third quarter 2022 CARR increased to $61 million, up from $58 million as of the end of the second quarter of 2022, an 5% sequential increase. The Company believes that CARR is an important operating metric because it provides visibility into the long-term growth in the Company’s high-margin software revenue.

The following table provides a summary of backlog at the end of the third quarter of 2022, compared to backlog at the end of the second quarter of 2022 ($ millions):

End of 2Q22	$727
Add: Bookings	223
Less: Hardware revenue	(86)
Software/services	(14)
Amendments/other	(33)
End of 3Q22	$817

The Company continues to diversify its supply chain, adopt alternative technologies, and deploy its balance sheet to position the Company to meet the expected significant growth in customer demand. COVID-19 and its recent subvariants, potential import tariffs, and general economic, geopolitical, and business conditions, including the ongoing conflict between Russia and Ukraine, continue to affect and cause uncertainty in the supply chain and project timelines, and the Company has been affected by volatility in the costs of equipment and labor and rising interest rates. The Company is actively working to mitigate these effects on its financial and operational results, although there is no guarantee of the extent to which the Company will be successful in these efforts.

Recent Business Highlights

On November 3, 2022, the Company announced that it has been ranked #1 for innovation by Frost & Sullivan in its Frost Radar™: Digital Platforms for Renewable Energy and Battery Storage Optimization and Trading report. The report highlighted Stem’s cloud-native SaaS platform, which leverages AI and continuous machine learning that fully automates model selection to constantly improve the results of optimization and forecasting.

In October 2022, the Company began producing control and monitoring hardware for its energy storage customers at its Longmont, Colorado facility. The Company had historically produced control and monitoring hardware for its AlsoEnergy solar customers in Longmont, but relied on multiple contract manufacturers to build similar hardware for its energy storage customers. The integration of this production is expected to lower costs by more than 30% and result in a power controller that supports the full suite of Athena applications, including PowerTrack.

On September 21, 2022, the Company announced the appointment of Michael Carlson as its Chief Operating Officer. Carlson brings 30 years of experience in technology, operations management, and finance across multiple industries, and 20 years of energy expertise at Koch Industries, General Electric, Siemens, and ABB. Carlson is responsible for the Company’s day-to-day operations, program execution, deployment, and manufacturing.

On September 20, 2022, the Company announced a partnership with InCharge Energy, a fleet electrification services leader, to equip businesses with a complete electric vehicle (EV) fleet infrastructure solution to maximize the value of their charging assets. When integrated with InCharge’s platform, Athena will provide EV fleet customers with interoperable clean energy systems, protection from outages, accurate project economic forecasts, reduced utility bills, vehicle-to-grid enablement, and greenhouse gas emissions tagging.

On September 9, 2022, the Company announced that its California virtual power plant dispatched approximately 86 megawatts (MW) and 268 megawatt-hours (MWh) over the five-hour “Flex Alert” period on September 6, 2022, equivalent to over 100,000 homes. California utilities instituted Flex Alerts over multiple days in August and September 2022 in response to an extreme statewide heat wave and electric grid emergency. In total, the Company dispatched 1,760 MWh during seven Flex Alert days in August and September 2022.

Outlook
Except as set forth below, the Company is reaffirming its full-year 2022 guidance ranges as follows ($ millions, unless otherwise noted):

	Previous	Updated
Revenue	$350 - $425	unchanged

Non-GAAP Gross Margin (%)	15% - 20%	unchanged

Adjusted EBITDA	$(60) - $(20)	unchanged

Bookings	$775 - $950	$850 - $950

CARR (year-end)	$65 - $85	unchanged

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why we are unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA to their most comparable financial measures calculated in accordance with GAAP.

The Company reaffirms full-year 2022 Revenue and Bookings projected quarterly performance as follows:

Metric	Q1A	Q2A	Q3A	Q4E
Revenue	$41M	$67M	$100M	$145-220M
Bookings	$151M	$226M	$223M	$250-350M

Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, November 3, 2022 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (888) 999-6281, or for international callers, (848) 280-6550 and referencing Stem. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing +44 412 317-6671. The passcode for the replay is 152363. An archive of the webcast will be available on the Company’s website at https://investors.stem.com/overview for 12 months after the call.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: Adjusted EBITDA and Non-GAAP gross margin. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of Adjusted EBITDA and Non-GAAP gross margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business.
Definitions of Non-GAAP Financial Measures
We define Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including transaction and acquisition-related charges, the change in fair value of warrants and embedded derivatives, vesting of warrants, loss on extinguishment of debt, litigation settlement, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating Adjusted EBITDA.
We define non-GAAP gross margin as gross margin excluding amortization of capitalized software and impairments related to decommissioning of end-of-life systems.
See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.
Forward-Looking Statements

This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; the expected synergies of the combined Stem/AlsoEnergy company; our ability to continue to successfully integrate the combined companies; our ability to secure sufficient inventory from suppliers to meet customer demand; our ability to manage supply chain issues and manufacturing or delivery delays; our joint ventures, partnerships and other alliances; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; the global commitment to decarbonization; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels and the effects of natural disasters and other events beyond our control, such as the COVID-19 pandemic and variants thereof, and government and business responses thereto; the impact of the ongoing conflict in Ukraine; our ability to meet contracted customer demand; the expected impact of the Inflation Reduction Act on our business; and future results of operations, including revenue and Adjusted EBITDA. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to secure sufficient inventory from our suppliers to meet customer demand, and provide us with contracted quantities of equipment; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general economic, geopolitical and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, and changes in monetary policy; the ongoing effects of the COVID-19 pandemic on our workforce, operations, financial results and cash flows; the effects of the ongoing conflict in Ukraine; the results of operations and financial condition of our customers and suppliers; pricing pressure; inflation; weather and seasonal factors; challenges, disruptions and costs of integrating AlsoEnergy and achieving anticipated synergies, or such synergies taking longer to realize than expected; risks that the integration disrupts current plans and operations that may harm our business; uncertainty as to the effects of the transaction on the long-term value of our common stock; our ability to continue to grow and manage our growth effectively; our ability to attract and retain qualified employees and key personnel; our ability to comply with, and the effect on their businesses of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

Stem Media Contacts
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$100,098	$747,780
Short-term investments	193,403	173,008
Accounts receivable, net of allowances of $2,811 and $91 as of September 30, 2022 and December 31, 2021, respectively	144,259	61,701
Inventory, net	29,217	22,720
Deferred costs with suppliers	61,580	13,745
Other current assets (includes $68 and $213 due from related parties as of September 30, 2022 and December 31, 2021, respectively)	8,668	4,896
Total current assets	537,225	1,023,850
Energy storage systems, net	94,828	106,114
Contract origination costs, net	9,757	8,630
Goodwill	546,634	1,741
Intangible assets, net	163,553	13,966
Operating lease right-of-use assets	12,609	12,998
Other noncurrent assets	52,618	24,531
Total assets	$1,417,224	$1,191,830
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,923	$28,273
Accrued liabilities	61,601	25,993
Accrued payroll	13,268	7,453
Financing obligation, current portion	17,024	15,277
Deferred revenue, current portion	49,436	9,158
Other current liabilities (includes $292 and $306 due to related parties as of September 30, 2022 and December 31, 2021, respectively)	4,225	1,813
Total current liabilities	240,477	87,967
Deferred revenue, noncurrent	69,254	28,285
Asset retirement obligation	4,261	4,135
Notes payable, noncurrent	1,583	1,687
Convertible notes, noncurrent	447,411	316,542
Financing obligation, noncurrent	65,314	73,204
Lease liabilities, noncurrent	11,308	12,183
Other liabilities	391	—
Total liabilities	839,999	524,003
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 0 shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 154,487,778 and 144,671,624 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	15	14
Additional paid-in capital	1,175,733	1,176,845
Accumulated other comprehensive (loss) income	(2,122)	20
Accumulated deficit	(596,808)	(509,052)
Total Stem’s stockholders’ equity	576,818	667,827
Non-controlling interests	407	—
Total stockholders’ equity	577,225	667,827
Total liabilities and stockholders’ equity	$1,417,224	$1,191,830

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Services and other revenue	$13,692	$4,947	$36,178	$14,982
Hardware revenue	85,809	34,886	171,358	59,609
Total revenue	99,501	39,833	207,536	74,591
Cost of revenue
Cost of services and other revenue	11,445	6,639	30,219	19,354
Cost of hardware revenue	78,929	30,057	156,758	52,343
Total cost of revenue	90,374	36,696	186,977	71,697
Gross margin	9,127	3,137	20,559	2,894
Operating expenses:
Sales and marketing	13,187	4,975	35,284	11,555
Research and development	10,526	6,268	28,432	15,502
General and administrative	18,013	11,024	54,218	28,730
Total operating expenses	41,726	22,267	117,934	55,787
Loss from operations	(32,599)	(19,130)	(97,375)	(52,893)
Other (expense) income, net:
Interest expense	(2,520)	(2,674)	(8,429)	(12,835)
Loss on extinguishment of debt	—	—	—	(5,064)
Change in fair value of warrants and embedded derivatives	—	137,001	—	3,424
Other income, net	863	415	1,822	211
Total other (expense) income, net	(1,657)	134,742	(6,607)	(14,264)
(Loss) income before (provision for) benefit from income taxes	(34,256)	115,612	(103,982)	(67,157)
(Provision for) benefit from income taxes	(19)	—	15,201	—
Net (loss) income	(34,275)	115,612	(88,781)	(67,157)
Net income attributed to non-controlling interests	4	—	—	—
Net (loss) income attributable to Stem	$(34,279)	$115,612	$(88,781)	$(67,157)

Net (loss) income per share attributable to Stem common stockholders, basic	$(0.22)	$0.85	$(0.58)	$(0.73)
Net loss per share attributable to Stem common shareholders, diluted	$(0.22)	$(0.15)	$(0.58)	$(0.73)

Weighted-average shares used in computing net loss per share to Stem common stockholders, basic	154,392,573	135,231,146	153,043,010	92,436,649
Weighted-average shares used in computing net loss per share to Stem common stockholders, diluted	154,392,573	140,285,165	153,043,010	92,436,649

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(88,781)	$(67,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	32,060	15,620
Non-cash interest expense, including interest expenses associated with debt issuance costs	1,479	8,098
Stock-based compensation	20,410	7,983
Change in fair value of warrant liability and embedded derivative	—	(3,424)
Noncash lease expense	1,722	280
Impairment of energy storage systems	1,293	2,200
Issuance of warrants for services	—	9,183
Net (accretion of discount) amortization of premium on investments	301	295
Income tax benefit from release of valuation allowance	(15,100)	—
Provision for accounts receivable allowance	1,874	—
Gain on sale of project assets	(592)	—
Other	144	174
Changes in operating assets and liabilities:
Accounts receivable	(75,390)	(21,383)
Inventory	(2,237)	(3,357)
Deferred costs with suppliers	(47,836)	(4,159)
Other assets	(25,242)	(13,901)
Contract origination costs	(4,842)	(1,853)
Accounts payable	63,207	2,916
Accrued expense and other liabilities	38,329	3,334
Deferred revenue	31,620	(3,538)
Lease liabilities	(1,053)	(331)
Net cash used in operating activities	(68,634)	(69,020)
INVESTING ACTIVITIES
Acquisition of AlsoEnergy, net of cash acquired	(533,009)	—
Purchase of available-for-sale investments	(181,541)	(171,109)
Proceeds from maturities of available-for-sale investments	148,064	—
Proceeds from sales of available-for-sale investments	10,930	—
Purchase of energy storage systems	(469)	(6,173)
Capital expenditures on internally-developed software	(12,652)	(4,250)
Net proceeds from sale of project assets	1,251	—
Capital expenditures on project assets	(3,009)	—
Purchase of property and equipment	(1,490)	(525)
Net cash used in investing activities	(571,925)	(182,057)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	1,194	148,322
Payments for taxes related to net share settlement of stock options	(2,302)	(12,622)
Net contributions from Merger and PIPE financing, net of transaction costs of $58,061	—	550,322
Proceeds from financing obligations	1,519	4,929
Repayment of financing obligations	(7,637)	(5,721)
Proceeds from issuance of convertible notes, net of issuance costs of $0 and $8 for the nine months ended September 30, 2022 and 2021, respectively	—	1,118
Proceeds from issuance of notes payable, net of issuance costs of $0 and $101 for the nine months ended September 30, 2022 and 2021, respectively	—	3,917
Investment from non-controlling interests	407	—
Repayment of notes payable	—	(41,446)
Net cash (used in) provided by financing activities	(6,819)	648,819
Effect of exchange rate changes on cash and cash equivalents	(304)	505
Net (decrease) increase in cash and cash equivalents	(647,682)	398,247
Cash and cash equivalents, beginning of year	747,780	6,942
Cash and cash equivalents, end of period	$100,098	$405,189

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of Adjusted EBITDA to net (loss) income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net (loss) income attributable to Stem	$(34,279)	$115,612	$(88,781)	$(67,157)
Adjusted to exclude the following:
Depreciation and amortization (1)	11,547	6,003	33,353	17,558
Interest expense	2,520	2,674	8,429	12,835
Loss on extinguishment of debt	—	—	—	5,064
Stock-based compensation	7,678	6,199	20,410	7,983
Vesting of warrants	—	—	—	9,183
Change in fair value of warrants and embedded derivative	—	(137,001)	—	(3,424)
Transaction costs in connection with business combination	—	—	6,068	—
Litigation settlement	—	—	(727)	—
Income tax benefit	19	—	(15,201)	—
Adjusted EBITDA	$(12,515)	$(6,513)	$(36,449)	$(17,958)
Adjusted EBITDA, as used in connection with the Company's 2022 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA to net loss, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in stock-based compensation expense and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2022 GAAP financial results.
(1) Adjusted EBITDA for the three and nine months ended September 30, 2021 reflects adjustments to depreciation and amortization of approximately $0.7 million and $1.9 million, respectively, for expenses related to impairments, decommissioning and forfeited incentives that were not previously reflected.

The following table provides a reconciliation of non-GAAP gross margin to GAAP gross margin ($ in millions, except for percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$99.5	$39.8	$207.5	$74.6
Cost of revenue	(90.4)	(36.7)	(187.0)	(71.7)
GAAP Gross Margin	9.1	3.1	20.5	2.9
GAAP Gross Margin (%)	9%	8%	10%	4%

Adjustments to Gross Margin:
Amortization of Capitalized Software & Developed Technology	2.9	1.4	7.6	3.8
Impairments	0.4	0.7	2.2	2.0
Non-GAAP Gross Margin	$12.4	$5.2	$30.3	$8.7
Non-GAAP Gross Margin (%)	13%	13%	15%	12%
Historically, the Company included a separate “Other Adjustments” caption in the table above as part of the adjustments to gross margin. Other Adjustments consisted of certain operating expenses including communication and cloud service expenditures reclassified to cost of revenue. Other Adjustments are no longer in the calculation of Non-GAAP Gross Margin and Non-GAAP Gross Margin %. The Company believes that this change reflects a more accurate representation of our business for stakeholders to assess its performance.
Non-GAAP Gross Margin as used in connection with the Company's full year 2022 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a reconciliation of forecasted Non-GAAP Gross Margin to GAAP Gross Margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP Gross Margin. The unavailable information could have a significant effect on the Company’s full year 2022 GAAP financial results.

Key Definitions:

Item	Definition
12-Month Pipeline
Total value (excluding market participation revenue) of uncontracted, potential hardware and software contracts that are currently being pursued by our direct salesforce and channel partners with developers and independent power producers seeking energy optimization services and transfer of energy storage systems, and which have a reasonable likelihood of contract execution within 12 months of the end of the relevant period. Pipeline is based on project timelines published by such developers and independent power producers. We cannot guarantee that our pipeline will result in meaningful revenue or profitability.

Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-18 months ahead of installation
•The Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Storage AUM	Total GWh of systems in operation or under contract
Solar Monitoring AUM	Total GW of systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts including contracts signed in the period for systems that are not yet commissioned or operating. The Company believes that CARR is valuable metric because it provides visibility into the long-term growth in the Company’s high-margin software revenue.